EXHIBIT 99.1

Capstone Green Energy Completes Financial Restructuring Plan, Emerges From Chapter 11

Company Secures Additional $7 Million in New Financing at Exit, Bolstering Financial Resources for Enhanced Market Leadership in The On-Site Power Generation Industry

LOS ANGELES, CA / BUSINESS WIRE / DECEMBER 7, 2023 / Capstone Green Energy Holdings, Inc. (the “Company”), the public successor to Capstone Green Energy Corporation (Predecessor Capstone), announced the successful completion of the restructuring of the Capstone business and emergence from Chapter 11 bankruptcy.

At emergence the Capstone business has significantly reduced its indebtedness and obtained an additional $7 million of new money financing. As a result of the restructuring transactions, the Company will operate the Capstone business through a 62.5% controlling interest in a newly formed subsidiary. Further, the outstanding common stock of Predecessor Capstone has been canceled, and common stockholders of Predecessor Capstone will receive one (1) share of common stock of the Company in exchange for each share of Predecessor Capstone that has been canceled.

The Company, as the public successor to Predecessor Capstone (CGRN) for SEC reporting purposes, continues to work to complete its restatement of previously issued financial statements and intends to complete such restatement as soon as possible. Following the completion of the restatement, the Company expects that it will list its common stock on the OTC Pink Market. The CUSIP number for the Company’s common stock following the reorganization transactions is 14067D607 and the ISIN number is US14067D6076.

“With Chapter 11 behind us and a much stronger financial position, we can now fully focus on working with our distribution partners and dramatically improve how our business runs and operates,” stated Robert Flexon, Chairman and Interim President and CEO. Mr. Flexon continued, “With a newly strengthened capital structure and improved liquidity, the Company will be much better equipped to pursue market opportunities and further enhance its market leadership as a microgrid and on-site power generation solution provider.”

John Juric, Chief Financial Officer of the Company, said, “I would like to express my appreciation to our customers, vendors, and business partners for their patience and support. I am also deeply grateful to our entire Capstone team for their hard work in continuing to execute the Company’s strategies throughout the restructuring.”

Board of Directors and Management

Capstone also announced that its board composition has remained the same following emergence. It appointed Robert Flexon as Chairman, Denise Wilson as Lead Independent Director and Yon Jorden, Ping Fu, and Robert Powelson as directors.

The Company continues to operate under its current management team, led by its Interim President and CEO, Robert Flexon and its CFO, John Juric.

Advisors

Katten Muchin Rosenman LLP served as legal counsel, and Riveron LLP served as financial advisor to the Company.

About Capstone Green Energy

For over three decades, Capstone Green Energy has been at the forefront of microturbine technology, revolutionizing how businesses manage their energy supply. In partnership with our worldwide team of dedicated distributors, we have shipped over 10,000 units to 83 countries, providing environmentally friendly and highly efficient on-site energy systems and microgrid solutions.

Today, our commitment to a greener future is unwavering. We offer customers a range of commercial, industrial and utility scale options tailored to their specific needs ranging from 65kW to multiple MWs. Capstone's product portfolio not only showcases our core microturbine technology but also includes flexible Energy-as-a-Service (EaaS) rental and service contracts.

In our pursuit of cutting-edge solutions, we've forged strategic partnerships to extend our impact. Through these collaborations, we proudly offer biomass and heat recovery solutions that enhance the sustainability and efficiency of our client's operations, contributing to a cleaner and more responsible energy landscape.

Capstone estimates that in FY23, it saved customers over $169 million in annual energy costs and approximately 362,000 tons of carbon. Total savings over the last five years are estimated to be approximately $1.08 billion in energy savings and approximately 1.9 million tons of carbon savings.

Capstone offers fast, turnkey power rental solutions for customers with limited capital or short-term needs; for more information, contact: rentals@CGRNenergy.com.

For more information about the Company, please visit www.CapstoneGreenEnergy.com. Follow Capstone Green Energy on Twitter, LinkedIn, Instagram, Facebook, and YouTube.

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding the anticipated benefits of the restructuring and the other statements regarding the Company’s expectations, beliefs, plans, intentions, and strategies. The Company has tried to identify these forward-looking statements by using words such as “expect,” “anticipate,” “believe,” “could,” “should,” “estimate,” “intend,” “may,” “will,” “plan,” “goal” and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the Company’s ability to realize the anticipated benefits of the financial restructuring; the Company’s ability to comply with the restrictions imposed by covenants contained in the exit financing and the new subsidiary limited liability company agreement;  employee attrition and the Company’s ability to retain senior management and other key personnel following the restructuring; the Company's ability to develop new products and enhance existing products; product quality issues, including the adequacy of reserves therefor and warranty cost exposure; intense competition; financial performance of the oil and natural gas industry and other general business, industry and economic conditions; the impact of litigation and regulatory proceedings; risks related to the previously announced restatement previously announced (including discovery of additional information relevant to the financial statements subject to restatement; changes in the effects of the restatement on the Company’s financial statements or financial results and delay in the filing of late 10-K’s and 10-Q’s due to the Company’s efforts to complete the restatement; the time, costs and expenses associated with the restatement; inquiries from the SEC; the potential material adverse effect on the price of the Company’s common stock and stockholder lawsuits). For a detailed discussion of factors that could affect the Company’s future operating results, please see the Company’s filings with the Securities and Exchange Commission, including the disclosures under “Risk Factors” in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

CONTACT:
Capstone Green Energy
Investor and investment media inquiries:
818-407-3628
ir@CGRNenergy.com